Exhibit 3.10

AMENDMENT NO. 1

TO THE THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PLAINS PIPELINE, L.P.

This Amendment No. 1 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Plains Pipeline, L.P., a Texas limited partnership (the “Partnership), is hereby adopted effective as of January 1, 2013, by Plains GP LLC, a Texas limited liability company (the “General Partner”) and Plains Marketing, L.P., a Texas limited partnership (the “Limited Partner” and, together with the General Partner, collectively referred to as the “Partners”).  Capitalized terms used but not defined herein shall have their respective meanings as set forth in the Partnership Agreement (defined below).

WHEREAS, Plains Marketing GP Inc., a Delaware corporation (the “Predecessor  General Partner”) and the Limited Partner were parties to that certain Third Amended and Restated Agreement of Limited Partnership, dated April 1, 2004 (the “Partnership Agreement”); and

WHEREAS, pursuant to an Agreement and Plan of Merger of even date herewith between the Predecessor General Partner and the General Partner, the General Partner became vested with the general partnership interest in the Partnership previously vested with the Predecessor General Partner; and

WHEREAS, the Partners desire to amend the Partnership Agreement to reflect the admission of the General Partner as a successor General Partner and related matters.

NOW, THEREFORE, the Partners do hereby amend the Partnership Agreement as follows:

1.                                                  Amendment. The Partnership Agreement is hereby amended to reflect the admission of Plains GP LLC as a successor General Partner.

2.                                                  Ratification of Partnership Agreement and Agreement to be Bound. The terms, covenants and conditions of the Partnership Agreement, as amended by this Amendment, shall remain in full force and effect, and the undersigned hereby ratify the same in its entirety and agree to be bound by the provisions of such Partnership Agreement, as amended.

3.                                                  Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Partners have executed this Amendment as of the date first written above.

GENERAL PARTNER:

PLAINS GP LLC

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Vice President

LIMITED PARTNER:

PLAINS MARKETING, L.P.
By: PLAINS GP LLC,
Its General Partner

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Vice President